Rex Energy Reports Solid First-Quarter 2008 Results

STATE COLLEGE, Pa.--(BUSINESS WIRE)—MAY 9, 2008--Rex Energy Corporation (NASDAQ:REXX) today announced results for the first-quarter of 2008. Highlights for the first-quarter 2008 include:

•	Production volumes were 257,370 barrels of oil equivalent “BOE”, up 3.3% from the same period in 2007;

•	Operating revenues grew 40.3% over the same period in 2007;

•	EBITDAX grew 67.1% over the same period 2007; and

•	Cash flow provided by operational activities grew approximately 307% from the first quarter 2007.

Commenting on the first quarter, Benjamin W. Hulburt, Rex Energy Corporation's President and Chief Executive Officer, said, “This was a solid quarter with both revenue and EBITDAX experiencing strong growth over the first quarter of 2007.  We were able to continue a trend of steady production growth despite experiencing record levels of flooding in the Illinois Basin, which caused us to shut-in some of our oil fields for periods during the quarter.”

Production in the first quarter of 2008 totaled 257,370 BOE, of which approximately 78.2% was attributable to oil. Production volume increased 3.3% from the first quarter of 2007.  Approximately 73.2% of the first quarter 2008 production was from our Illinois Basin operations, 15.8% was from our Appalachian Basin operations, and 11.0% was from our Southwestern Region operations.  Production was adversely affected during the quarter due to inclement weather and severe flooding in certain areas of the Illinois Basin.  As a result, net oil production was adversely affected by approximately 7,000 net barrels of oil during the first quarter.  Additionally, we anticipate production in the second quarter to be adversely affected by approximately 3,000 net barrels.  As of May 1, 2008, all fields within the Illinois Basin that were affected by the flooding have been returned to normal production.  This temporary shut-in of production during the first quarter did not impact any of our ASP project activitiesIn the Lawrence Field, inlcuding the two ASP test pilots.

Operating revenues for the first quarter of 2008 were $18.4 million, representing a 40.3% increase over operating revenues of $13.1 million for the first quarter of 2007, and an increase of approximately $2.3 million, or 14.3%, over the fourth quarter of 2007.

Our average realized oil price, before the effect of derivatives, was $93.09 per barrel ("Bbl") in the first quarter of 2008, up 72.5% from $53.98 per Bbl for the same period in 2007. Our average realized natural gas price, before the effect of derivatives, was $8.50 per thousand cubic feet ("Mcf") in the first quarter of 2008, up from $6.63 per Mcf in the first quarter of 2007.

Total operating expenses for the first quarter of 2008 were $17.1 million, up from $12.7 million for the first quarter of 2007. Production and Lease operating expenses were $6.7 million in the first quarter of 2008, up from $6.1 million for the same period in 2007 and up approximately $524,000 from the fourth quarter 2007. General and administrative expenses, including non-cash compensation expenses of $368,000, were $3.5 million in the first quarter of 2008, up from $2.0 million in the first quarter of 2007 and up approximately $290,000 from the fourth quarter of 2007.

We incurred approximately $1.4 million in exploration expenses during the first quarter of 2008 primarily due to the plugging and abandonment of one well in the Southwestern Region that was determined to be a dry hole, compared to $585,000 for the first quarter of 2007 and $1.2 million for the fourth quarter of 2007. Depreciation, depletion, amortization, and accretion (“DD&A”) expenses were $5.5 million in the first quarter of 2008, up from $4.1 million for the first quarter of 2007 and a decrease of approximately $278,000 from the fourth quarter of 2007.

We reported a loss before provision for taxes of $12.0 million in the first quarter of 2008 compared with a net loss of $5.0 million in the first quarter of 2007.  Net income comparable to analyst estimates, a non-GAAP measure, was $2.8 million, or $0.09 per fully diluted share, up from a loss of $1.1 million in the first quarter of 2007. (See the accompanying table reconciling this non-GAAP measure.)

EBITDAX, a non-GAAP measure, was $8.7 million in the first quarter of 2008.  This represented an increase of 67.1% over the first quarter of 2007, and an increase of 20.8% over the fourth quarter of 2007 (See the accompanying table reconciling this non-GAAP measure).  Cash flows from operations for the three months ended March 31, 2008 grew approximately 307% from the same period in 2007 to $9.2 million from $2.3 million.

Capital expenditures for drilling & development in the first quarter 2008 were approximately $15.2 million, which funded the drilling or recompletion of 20 gross (18.2 net) wells and related improvements to infrastructure. Of the wells drilled or recompleted, 14 gross (13.2 net) wells were completed and are producing and six gross (five net) wells are expected to be productive, but are awaiting completion.  Additionally, $3.2 million was spent on acquisitions, leasing, leasehold improvements, and technology equipment during the first quarter of 2008.

On April 14, 2008, our bank syndicate on our senior line of credit increased our borrowing base from $75 million to $90 million.  Additionally on May 5, 2008, we completed an offering of 5,775,000 shares of common stock, which included shares sold pursuant to an over-allotment option granted to the underwriters of the offering,  at a price of $20.75 per share.  The offering resulted in net proceeds to us of approximately $112 million after underwriters' discounts.

Concerning our increased line of credit and recent equity offering, Mr. Hulburt commented, “We are very excited to have access to a greater borrowing base and to have completed this additional equity offering, which positions us to continue to execute our business plan while maintaining a conservative balance sheet.  Following the offering, we will initially have a debt free balance sheet with the capital we need to continue to aggressively expand our Marcellus Shale position and develop our Lawrence Field ASP project.”

Operational Update

In the Appalachian Basin, we drilled seven gross (six net) conventional natural gas wells in the first quarter of 2008, of which five gross (five net) wells were producing and two gross (one net) wells are awaiting completion. Additionally, we also drilled two gross (two net) vertical test Marcellus Shale wells during the first quarter  in Pennsylvania.  Both wells encountered approximately 75 feet of Marcellus Shale, as expected.  The first well was fracture stimulated in the second quarter with very encouraging initial results and was recently put into production.  The second well is also expected to be fracture stimulated during the second quarter.  We are continuing to add to our acreage holdings in areas believed to be prospective for the Marcellus Shale.  As of May 8, 2008, we had increased our Marcellus Shale acreage position to approximately 82,000 gross (48,000 net) acres.

Commenting on our Company’s Marcellus Shale progress, Mr. Hulburt said, “We continue to be very encouraged with the potential for Marcellus Shale exploration on our acreage in Pennsylvania.  The initial results from our first vertical test well completed in the Marcellus Shale have been very positive.   Our leasing efforts in our Marcellus Shale prospective areas are also continuing to show positive results. We believe that we will achieve our leasing goal of expanding our Marcellus Shale prospective acreage by 30,000 to 50,000 net acres during 2008.

In the Illinois Basin, we drilled or recompleted four gross (four net) conventional oil wells in the first quarter of 2008.  All four gross wells were completed and put into production during the first quarter.  On May 1, 2008, we commenced injection operations for ourLawrence Field ASP project in the two pilot test areas.

Further commenting on the ASP project, Mr. Hulburt said, “Our team has successfully commenced injection on our two ASP pilot areas.  This begins our process of proving the application of the ASP process in the Lawrence Field.  We continue to expect initial production response in the pilots during the third quarter and peak production response during the fourth quarter of this year.”

We are reaffirming our previous guidance for production in the second quarter of 2008 and are making the following update to the capital expenditure guidance.
Second Quarter
Ending
June 30, 2008
Production:
Oil (Mbl)	205 - 220
Gas (MMCF)	310 - 330
Oil Equivalent (MBOE)	256 - 275
Avg. Daily Production of Oil Equivalent (MBOE)	2,815 – 3,020
Capex Budget (in millions)	$40 - $50

We are providing the following update to ourforecasts for capital expenditures, production and production exit rates for the third quarter of 2008, based upon the information available at the time of this release. Please see the forward-looking statements cautionary statement at the end of this release for more discussion of the inherent limitations of this information.

Third Quarter Ending
September 30, 2008
Production:
Oil (Mbl)	220 - 245
Gas (MMcf)	350 - 400
Oil Equivalent (MBOE)	290 – 310
Avg. Daily Production of Oil Equivalent (MBOE)	3,150 – 3,350
Capex Budget (in millions)	$40 - $50

WEBCAST INFORMATION

A conference call to discuss the first quarter results is scheduled for 10:30 a.m. Eastern time on Friday, May 9, 2008. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the Company’s Web site: www.rexenergy.com. A taped replay of the conference call will be accessible by dialing 1-888-286-8010 (toll free) or (International) 1-617-801-6888 and entering passcode 44446631 from 1 p.m. Eastern time May 9, 2008, until 11:59 p.m. Eastern time May 16, 2008.

ABOUT REX ENERGY

Rex Energy is an independent oil and gas company operating in the Illinois Basin, the Appalachian Basin and the Southwestern Region of the United States. The Company has pursued a balanced growth strategy of exploiting its sizable inventory of lower-risk developmental drilling locations, pursuing its higher-potential exploration drilling and enhanced oil recovery projects and actively seeking to acquire complementary oil and natural gas properties.

For more information, contact: Joseph DeSimone, director of investor relations, at (814) 278-7267 or jdesimone@rexenergycorp.com

FORWARD-LOOKING STATEMENTS

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and the occurrence of any unanticipated acquisition opportunities. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

Rex Energy's internal estimates of reserves may be subject to revision and may be different from estimates by the Company’s external reservoir engineers at year end. Although the Company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

REX ENERGY CORPORATION CONSOLIDATED BALANCE SHEETS ($ in Thousands)
	March 31, 2008 (unaudited)	December 31, 2007 (audited)

ASSETS
Current Assets
Cash and Cash Equivalents	$ 2,569	$ 1,085
Accounts Receivable	9,414	8,805
Short-Term Derivative Instruments	-	20
Deferred Taxes	7,810	4,700
Inventory, Prepaid Expenses and Other	1,557	1,388
Total Current Assets	21,350	15,998
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	207,106	200,962
Unevaluated Oil and Gas Properties	35,458	33,074
Other Property and Equipment	5,876	4,397
Wells in Progress	18,133	10,773
Pipelines	1,798	2,194
Total Property and Equipment	268,371	251,400
Less: Accumulated Depreciation, - Depletion and Amortization	(38,497)	(33,868)
Net Property and Equipment	229,874	217,532

Intangible Assets and Other Assets – Net	1,927	2,034
Goodwill	32,700	32,700
Total Assets	$ 285,851	$ 268,264

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$ 7,727	$ 7,152
Accrued Expenses	3,807	2,662
Short-Term Derivative Instruments	17,813	10,893
Current Portion of Long-Term Debt	59	29
Total Current Liabilities	29,406	20,736

Senior Secured Line of Credit and Long-Term Debt	38,230	27,207
Long-Term Derivative Instruments	25,548	18,843
Deferred Taxes	28,280	30,300
Other Deposits and Liabilities	632	345
Future Abandonment Cost	6,524	6,396
Total Liabilities	$ 128,620	$ 103,827
Commitments and Contingencies

Owners' Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 30,794,702 shares issued and outstanding on March 31, 2008	31	31
Additional Paid-In Capital	175,524	175,170
Retained (Deficit)	(17,815)	(10,640)
Other Comprehensive (Loss)	(509)	(124)
Total Owners' Equity	157,231	164,437
Total Liabilities and Owners' Equity	$ 285,851	$ 268,264

REX ENERGY CORPORATION CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
(Unaudited, $ and Shares in Thousands Except per Share Data)

	Rex Energy Corporation Consolidated	Rex Energy Combined Predecessor Companies

	For the Three Months Ended
	March 31,
	2008	2007
OPERATING REVENUE
Oil and Natural Gas Sales	$ 21,600	$ 12,775
Other Revenue	114	100
Realized Gain (Loss) on Derivatives	(3,281)	265
TOTAL OPERATING REVENUE	18,433	13,140

OPERATING EXPENSES
Production and Lease Operating Expenses	6,402	5,952
Production Taxes	266	153
General and Administrative Expense	3,472	1,982
Accretion Expense on Asset Retirement Obligation	182	124
Exploration Expense of Oil and Gas Properties	1,433	585
Depreciation, Depletion and Amortization	5,301	3,949
TOTAL OPERATING EXPENSES	17,056	12,745

INCOME FROM OPERATIONS	1,377	395

OTHER INCOME (EXPENSE)
Interest Income	7	9
Interest Expense	(436)	(2,085)
Gain on Sale of Oil and Gas Properties	1	176
Unrealized Loss on Derivatives	(12,999)	(3,437)
Other Income (Expense)	5	(43)
TOTAL OTHER INCOME (EXPENSE)	(13,422)	(5,380)

NET (LOSS) BEFORE MINORITY INTEREST AND BENEFIT FOR TAXES	(12,045)	(4,985)

MINORITY INTEREST SHARE OF (NET INCOME) LOSS	-	2,728

NET INCOME (LOSS) BEFORE INCOME TAX	(12,045)	(2,257)
Income Tax Benefit (Expense)	4,870	-
NET INCOME (LOSS)	$ (7,175)	$ (2,257)

Basic and fully diluted earnings per share	$ (0.23)	-
Weighted average shares of common stock outstanding	30,795	-

REX ENERGY CORPORATION
CONSOLIDATED OPERATIONAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Production:
Oil (Bbls)	201,362	201,420
Natural Gas (Mcf)	336,048	286,985
Total (BOE)(a)	257,370	249,251

Average Daily Production:
Oil (Bbls)	2,213	2,238
Natural Gas (Mcf)	3,693	3,189
Total (BOE)(a)	2,828	2,769

Average Sales Price (Before Effects of Hedging):
Oil (per Bbls)	$ 93.09	$ 53.98
Natural Gas (per Mcf)	$ 8.50	$ 6.63
Total (per BOE)(a)	$ 83.93	$ 51.25

Average NYMEX Prices(b)
Oil (per Bbls)	$ 97.90	$ 58.16
Natural Gas (per Mcf)	$ 8.83	$ 7.34

(a)	Natural gas is converted at the rate of six Mcf to one BOE and oil is converted at a rate of one Bbl to one BOE.
(b)	Based upon the average of bid week prompt month prices.

	Three Months Ended
	March 31,
	2008	2007

Appalachian
Revenues - Natural Gas	$ 2,111,608	$ 1,425,695
Volumes (Mcf)	243,554	200,205
Average Price	$ 8.67	$ 7.12

Illinois
Revenues - Oil	$ 17,503,904	$ 10,318,208
Volumes (Bbl)	188,356	191,403
Average Price	$ 92.93	$ 53.91

Southwest Region
Revenues - Oil	$ 1,240,091	$ 555,298
Volumes (Bbl)	13,006	10,017
Average Price	$ 95.35	$ 55.44

Revenues - Natural Gas	$ 744,581	$ 475,649
Volumes (Mcf)	92,494	86,780
Average Price	$ 8.05	$ 5.48

REX ENERGY CORPORATION
OIL AND GAS DERIVATIVES
(Unaudited, As of March 31, 2008)

Period	Contract Type	Volume	Average Derivative Price

Oil

2008	Swaps	153,000 Bbls	$ 65.58
2008	Collars	323,000 Bbls	$ 65.47 – 83.96
2009	Swaps	192,000 Bbls	$ 64.00
2009	Collars	410,000 Bbls	$ 64.16 – 73.73
2010	Swaps	180,000 Bbls	$ 62.20
2010	Collars	408,000 Bbls	$ 62.94 – 86.85
2011	Collars	120,000 Bbls	$70.00 – 106.00
	Total	1,786,000 Bbls
Natural gas

2008	Collars	720,000 Mcf	$ 7.00 – 9.26
2009	Collars	840,000 Mcf	$ 7.14 – 9.29
2010	Collars	360,000 Mcf	$7.50 – 10.00
	Total	1,920,000 Mcf

Non-GAAP Financial Measures

EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, unrealized losses from financial derivatives, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income.  EBITDAX, as defined above, is used as a financial measure by our management team and by other users of our financial statements, such as our commercial bank lenders, to analyze such things as:

•	Our operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of our assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Our ability to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring our performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in our statements of cash flows.

We have reported EBITDAX because it is a financial measure used by our existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt.  You should carefully consider the specific items included in our computations of EBITDAX. While we have disclosed our EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies.  EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

We believe that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods.  Because we may borrow money to finance our operations, interest expense is a necessary element of our costs and our ability to generate cash available for distribution.  Because we use capital assets, depreciation and amortization are also necessary elements of our costs.  Additionally, we are required to pay federal and state taxes, which are necessary elements of our costs.  Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, we believe it is important to consider both net income determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of our net income to our EBITDAX for each of the periods presented ($ in thousands):

	Three Months Ended
	March 31,
	2008	2007

Net Income (Loss)	$ (7,175)	$ (2,257)
Add Back Depletion, Depreciation & Amortization	5,301	3,949
Add Back Accretion Expense on Future Abandonment Obligations	182	124
Add Back Non-Cash Compensation Expense	368	-
Add Back Interest Expense	436	2,085
Add Back Exploration Expense	1,433	585
Less Interest Income	(7)	(9)
Add Back Unrealized Losses (Gains) from Financial Derivatives	12,999	3,437
Add Back Minority Interest Share of Net Income (Loss)	-	(2,728)
Add Back (Less) Income Tax Expense (Benefit)	(4,870)	-
EBITDAX	$ 8,667	$ 5,186

EARNINGS COMPARABLE WITH ANALYST ESTIMATES

“EARNINGS COMPARABLE WITH ANALYST ESTIMATES” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: minority interest share of net income which were acquired as part of our reorganization on July 31, 2007, deferred income taxes, unrealized gains or losses from financial derivatives, minus gains from unrealized financial derivatives, minus deferred income tax benefits, added to net income.  Earnings Comparable with Analyst Estimates, as defined above, is used as a financial measure by our management team and by other users of our financial statements, to analyze our financial performance without regard to minority interests which were all acquired as part of the reorganization on July 31, 2007, non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Earnings Comparable with Analysts Estimates is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring our performance.

We have reported Earnings Comparable with Analyst Estimates because we believe that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance.  You should carefully consider the specific items included in our computations of this measure.  You are cautioned that Earnings Comparable with Analyst Estimates as reported by us may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, we believe it is important to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of our net income to our Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	Three Months Ended
	March 31,
	2008	2007
Net Income (Loss)	$(7,175)	$(2,257)
Adjustment for certain non-cash items
Minority Interest Share of Net Income (Loss)	-	(2,728)
Unrealized (Gain) Loss on Derivatives	12,999	3,437
Exploration and Impairment Expense	1,433	585
Non-cash Compensation Expense	368	-
(Gain) Loss on Sale or Disposal of Assets	(1)	(176)
Deferred income tax asset	(4,870)	-

Net Income (Loss) Before Income Taxes Comparable to Analysts Estimates, a non-GAAP measure	$2,754	$(1,139)